Exhibit 99.1

Montauk Renewables Announces Full Year 2024 Results

PITTSBURGH, PENNSYLVANIA – March 13, 2025—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the year ended December 31, 2024.

Full Year Highlights:

• Revenues of $175.7 million, flat year over year

• Net Income of $9.7 million, decreased 34.9% year over year

• Non-GAAP Adjusted EBITDA of $42.6 million, decreased 8.3% year over year

• RNG production of 5.6 million MMBtu, increased 1.6% year over year

• RINs sold of 36.6 million, decreased 8.3 million or 18.5% year over year

• Unsold RINs of 6.8 million as of December 31, 2024, increased 6.7 million year over year

Our increase in production volumes in 2024 as compared to 2023 did not correspond directly to an increase in the sale of Renewables Identification Numbers ("RINs") in 2024 due to deferrals in the timing of 2024 compliance year RIN sales. During the fourth quarter of 2024, the D3 RIN index volatility ranged between $2.08 and $3.50, lack of activity with RFS obligated parties, and EPA regulatory uncertainty led to us having 6.8 million RINs available but unsold at year end. Our profitability is highly dependent on the market price of environmental attributes, including the market price for RINs. As we self-market a significant portion of our RINs, a decision to not to commit to transfer available RINs during a period will impact our revenue and operating profit. We have subsequently sold all 6.8 million RINs generated and unsold and the RINs generated from the 291 thousand MMBtus available for RIN generation as of December 31, 2024.

Our Montauk Ag Renewables development in Turkey, North Carolina was notified by the North Carolina Utilities Commission that it received approval for our New Renewable Energy Facility ("NREF") amended application designation and Certificate of Public Convenience and Necessity. In 2024, the State of North Carolina approved a change in laws governing the generations of RECs from swine waste under its renewable energy portfolio standards increasing the number of swine RECs able to be generated per MWh of electricity produced. We have long-term agreements with farms to provide access to waste from at least 200 thousand hog spaces to support our expected processing needs. At our Pico site, we successfully commissioned the expansion of our digestion capacity project and the final tranche of feedstock is anticipated to be received in the second quarter of 2025. We expect our second facility at our Apex site to be commissioned during the second quarter of 2025. In 2024 we entered into an agreement to sell back an REG site in advance of the gas rights expiration and an agreement to sell the assets of an RNG site to the landfill host. We reinvested the proceeds from these agreements with two insignificant sites into our other ongoing development projects. Finally, we have commenced an initiative to convert our existing Tulsa, Oklahoma Renewable Electric Generation facility project to an RNG facility. The project is anticipated to process all of the available inlet gas feedstock from its landfill host. With a targeted commissioning date in 2027, we expect the project capital investment to range between $25.0 million to $35.0 million, which is anticipated to have a production nameplate capacity of approximately 1,500 MMBtu per day.

Full Year Financial Results

Total revenues in 2024 were $175.7 million, flat compared to $174.9 million in 2023. Our average realized RIN price in 2024 was $3.28 which increased approximately 21.0% compared to $2.71 in 2023. Natural gas index pricing decreased approximately 17.2% during 2024 compared to 2023. Operating and maintenance expenses for our RNG facilities were $53.4 million, an increase of $5.5 million (11.5%) compared to $47.9 million in 2023. The primary drivers of this increase were increased media changeouts, preventative maintenance, wellfield operational enhancement programs, digestion efficiency, and utility expense at our Rumpke, McCarty, Pico, Atascocita, and Apex facilities. Our Renewable Electricity Generation operating and maintenance expenses in 2024 were $12.7 million, an increase of $1.0 million (8.6%) compared to $11.7 million in 2024, primarily driven by non-capitalizable expenses at our Magnolia facility, the feedstock collection facility for our Montauk Ag Renewables development project. Total general and administrative expenses were $36.3 million in 2024, an increase of $1.9 million (5.5%) compared to $34.4 million in 2023. The increase was primarily related to accelerated vesting of certain restricted share awards as a result of the termination of an employee. Operating income in 2024 was $16.1 million, a decrease of $7.5 million (31.3%) compared to $23.6 million in 2023. Net income in 2024 was $9.7 million, a decrease of $5.2 million (34.9%) compared to $14.9 million in 2023.

Full Year Operational Results

We produced approximately 5.6 million Metric Million British Thermal Units (“MMBtu”) of RNG in 2024, an increase of 0.1 (1.6%) million MMBtu compared to 5.5 million MMBtu produced in 2023. At our Coastal facility, we produced 111 MMBtu more in 2024 compare to 2023 as a result of wellfield optimization operational enhancements as well as plant processing equipment improvements. We produced approximately 186 thousand megawatt hours (“MWh”) in Renewable Electricity in 2024, a decrease of 8 thousand MWh compared to 194 thousand MWh produced in 2023. Our Security facility produced approximately 9 thousand MWh less in 2024 compared to 2023 as a result of us ceasing operations in connection with the sale of gas rights back to the landfill host.

2025 Full Year Outlook

• RNG revenues are expected to range between $150 and $170 million

• RNG production volumes are expected to range between 5.8 and 6.0 million MMBtu

• Renewable Electricity revenues are expected to range between $17.0 and $18.0 million

• Renewable Electricity production volumes are expected to range between 178 and 186 thousand MWh

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern time to discuss results. The registration for the conference call will be available via the following link:

• https://register.vevent.com/register/BIaa1ca426b715480cb7f9e4e86e2ed678

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/oxjvozer/ and on the Company’s website at https://ir.montaukrenewables.com after 11:30 a.m. Eastern time on the same day through March, 13, 2026.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 13 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the Second Apex RNG Facility, the Blue Granite RNG Facility, the Bowerman RNG Facility, the delivery of biogenic carbon dioxide volumes to European Energy, the Emvolon collaboration and pilot project, the Tulsa facility project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market, whether as a result of the new presidential administration or otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the failure to attract and retain qualified personnel or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations, whether as a result of a new presidential administration or otherwise; expected impacts of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, extreme and changing weather patterns and conditions and natural disasters; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	as of December 31,
ASSETS	2024	2023
Current assets:
Cash and cash equivalents	$45,621	$73,811
Accounts and other receivables	8,172	12,752
Current restricted cash	8	8
Income tax receivable	41	—
Current portion of derivative instruments	471	785
Prepaid insurance and other current assets	2,911	2,819
Total current assets	$57,224	$90,175
Non-current restricted cash	$375	$423
Property, plant and equipment, net	252,288	214,289
Goodwill and intangible assets, net	18,113	18,421
Deferred tax assets	1,272	2,076
Non-current portion of derivative instruments	298	470
Operating lease right-of-use assets	7,064	4,313
Finance lease right-of-use assets	110	36
Related party receivable	—	10,138
Other assets	12,271	9,897
Total assets	$349,015	$350,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,856	$7,916
Accrued liabilities	10,069	12,789
Related party payable	625	—
Income tax payable	—	313
Current portion of operating lease liability	2,049	420
Current portion of finance lease liability	76	26
Current portion of long-term debt	11,853	7,886
Total current liabilities	$33,528	$29,350
Long-term debt, less current portion	43,763	55,614
Non-current portion of operating lease liability	5,138	4,133
Non-current portion of finance lease liability	36	10
Asset retirement obligations	6,338	5,900
Other liabilities	2,795	4,992

Total liabilities	$91,598	$99,999

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,792,811 and 143,732,811 shares issued at December 31, 2024 and December 31, 2023, respectively; 142,711,797 and 141,986,189 shares outstanding at December 31, 2024 and December 31, 2023, respectively	1,426	1,420
Treasury stock, at cost, 2,308,524 and 984,762 shares December 31, 2024 and December 31, 2023, respectively	(21,262)	(11,173)
Additional paid-in capital	221,905	214,378
Retained earnings	55,348	45,614
Total stockholders' equity	257,417	250,239
Total liabilities and stockholders' equity	$349,015	$350,238

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For The Year Ended December 31,
	2024	2023
Total operating revenues	$175,736	$174,904

Operating expenses:
Operating and maintenance expenses	66,663	59,762
General and administrative expenses	36,286	34,403
Royalties, transportation, gathering and production fuel	31,502	34,861
Depreciation, depletion and amortization	23,515	21,158
Impairment loss	1,586	902
Transaction costs	61	178
Total operating expenses	$159,613	$151,264
Operating income	$16,123	$23,640

Other expenses (income):
Interest expense	$5,277	$5,753
Other income	(1,331)	(479)
Total other expenses	$3,946	$5,274
Income before income taxes	$12,177	$18,366

Income tax expense	2,443	3,418
Net income	$9,734	$14,948

Income per share:
Basic	$0.07	$0.11
Diluted	$0.07	$0.11

Weighted-average common shares outstanding:
Basic	142,279,079	141,727,905
Diluted	142,397,493	142,151,640

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands):
	For The Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$9,734	$14,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	23,515	21,158
Provision for deferred income taxes	804	1,876
Stock-based compensation	9,959	8,318
Derivative mark-to-market adjustments and settlements	486	560
Net loss on sale of assets	-	94
(Decrease) increase in earn-out liability	(1,703)	1,266
Accretion of asset retirement obligations	445	407
Liabilities associated with properties sold	(225)	-
Amortization of debt issuance costs	360	367
Impairment loss	1,586	902
Cash provided (used) by changes in assets and labilities:
Accounts receivable	4,580	(5,531)
Royalty offset long term receivable	(3,089)	(3,515)
Income tax payables	(354)	(89)
Critical spare inventory	472	(1,012)
Accounts payable and Accrued liabilities	(2,298)	1,326
Other	(477)	(22)
Net cash provided by operating activities	$43,795	$41,053
Cash flows from investing activities:
Capital expenditures	$(62,323)	$(63,091)
Asset acquisition	(820)	—
Cash collateral deposits	(48)	2
Proceeds from sale of assets	1,000	2
Net cash used in investing activities	$(62,191)	$(63,087)
Cash flows from financing activities:
Repayments of long-term debt	$(8,000)	$(8,000)
Common stock issuance	6	4
Treasury stock purchase	(1,780)	(122)
Related party receivable	—	(1,138)
Finance lease payments	(68)	(74)
Net cash used in financing activities	$(9,842)	$(9,330)
Net decrease in cash and cash equivalents and restricted cash	$(28,238)	$(31,364)
Cash and cash equivalents and restricted cash at beginning of period	$74,242	$105,606
Cash and cash equivalents and restricted cash at end of period	$46,004	$74,242

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$45,621	$73,811
Restricted cash and cash equivalents - current	8	8
Restricted cash and cash equivalents - non-current	375	423
	$46,004	$74,242

Supplemental cash flow information:
Cash paid for interest	$4,300	$5,003
Cash paid for income taxes	1,993	1,915
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	4,699	5,471
Non-cash purchase of Treasury stock	8,309	-

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income which is the most directly comparable GAAP measure for the years ended December 31, 2024 and 2023, respectively:

	For The Year Ended December 31,
	2024	2023
Net income	$9,734	$14,948
Depreciation, depletion and amortization	23,515	21,158
Interest expense	5,277	5,753
Income tax expense	2,443	3,418
Consolidated EBITDA	40,969	45,277

Impairment loss	1,586	902
Net loss on sale of assets	—	94
Transaction costs	61	178
Adjusted EBITDA	$42,616	$46,451